Exhibit 10.35

August 17, 2007

Wayne I. Danson
President and Chief Executive Officer
Advanced Communications Technologies, Inc.
420 Lexington Avenue, New York, NY 10170

Dear Wayne:

In connection with the Exchange Agreement, dated the same date as this letter agreement, among Advanced Communications Technologies, Inc. (the “Company”) and the holders of its outstanding preferred stock, including YA Global Investments, L.P., f/k/a/ Cornell Capital Partners, L.P. (“YA”), this will acknowledge that YA’s obligations under the Exchange Agreement, and the Company’s obligations to YA under the Exchange Agreement, are subject to the following:

1. The Confidentiality and Mutual Nondisclosure Agreement between YA and the Company dated November 17, 2006 (the “NDA”) shall govern YA’s obligations with respect to proprietary and confidential information of the Company, and not Section 6.1 of the Exchange Agreement. The NDA is hereby modified and amended as follows:

The confidential and proprietary information provided to YA in connection with this transaction shall remain confidential pursuant to the NDA until the earlier to occur of (i) the filing of the Company’s amended Current Report on Form 8-K in connection with the transactions described in the recitals to the Exchange Agreement containing the financial statements and pro forma financial information required by Item 9.01 of Form 8-K or (ii) the filing of the Charter Amendment described in Section 2.5 of the Exchange Agreement.

2. YA represents and warrants to the Company that YA Global Investments, L.P. is the same legal entity as Cornell Capital Partners, L.P. following a name change and change of domicile, as evidenced by charter documents provided to the Company prior to the execution of this letter agreement.

3. Section 4.1 of the Exchange Agreement shall not be construed to release or waive any claims or rights of YA (owned directly by YA or as successor to the rights of Barry Liben, another holder of the Series A Preferred Stock) under this letter agreement, the Stock Transfer Agreement among YA and certain creditors or former creditors of the Company, the Letter Agreement dated the date hereof from the Company to relating to the satisfaction of debt owed to YA by the payment of $275,611.11 and the issuance of 188.85 shares of Series A-2 Preferred Stock, or any agreement or instrument executed by the Company in connection with the foregoing.

4. The Company agrees to file a proxy or information statement relating to shareholder approval of the Charter Amendment within 90 days after the date of this Agreement. In the event the proxy or information statement is reviewed by the SEC, the Company agrees to effect the Charter Amendment within 30 days after completion of SEC review of an information statement or within 50 days after completion of SEC review of a proxy statement. In the event the proxy statement or information statement is not reviewed by the SEC, the Company agrees to effect the Charter Amendment within 75 days after filing.

If the foregoing represents our agreement, please so indicate by signing in the place indicated below.

YA GLOBAL INVESTMENTS, L.P.
By: Yorkville Advisors, LLC, its Investment Manager

By:	/s/ Troy J. Rillo
Name:	Troy J. Rillo
Title:	Senior Managing Director

Agreed and Acknowledged

ADVANCED COMMUNICATIONS
TECHNOLOGIES, INC.

By:	/s/ Wayne I. Danson
Name:	Wayne I. Danson
Title:	President and CEO

Acknowledgment and Limited Agreement of HIG Affiliate:

ACT-DE, LLC, an Affiliate of H.I.G. Capital, LLC, acknowledges the foregoing letter agreement between YA and the Company. ACT-DE, LLC hereby covenants and agrees that it will vote all of the Company’s capital stock purchased by, issued to or otherwise acquired by ACT-DE, LLC in favor of the Charter Amendment referenced in the Certificate of Designation for the Series A-2 Preferred Stock at any shareholder meeting, or in any written consent, pursuant to which such Charter Amendment is submitted for approval.

ACT-DE, LLC

By:	/s/ William J. Nolan
Name:	William J. Nolan
Title: